                                                                    Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of TIFF Multi-Asset Fund, TIFF International Equity Fund, TIFF U.S. Equity Fund, TIFF Government Bond Fund, and TIFF Short-Term Fund (constituting the TIFF Investment Program, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 26, 2004